UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

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Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers	3

Signatures	4

Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     On December 18, 2006, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, named R. Scott Anderson president of both the Company and the Bank. Mr. Anderson, age 51, has served as executive vice president and chief operating officer since joining the Bank in May of 2004. Prior to joining the Bank, Mr. Anderson served as Commercial Banker (2003-2004), Trust Division Manager (2002-2004) and Central Region President (2000-2001) for RBC Centura, one of the five largest banks headquartered in North Carolina. Mr. Anderson also served as President (1997-2000) of Bank of Mecklenburg in Charlotte.
     Also, on December 18, 2006, the Board, acting upon the recommendation of the Compensation Committee of the Board, agreed that the executive incentive compensation structure for certain executive officers of the Bank for 2007 will remain unchanged from 2006.
     The Board, acting upon the recommendation of the Compensation Committee, also approved the base salaries of certain executive officers of the Bank for 2007, with the base salary for the chairman and chief executive officer remaining unchanged at his request, the base salary for the president and chief operating officer increasing to $200,000, the base salary for the chief financial officer increasing to $160,000, and the base salary for the chief information officer increasing to $131,250. The base salary for the president and chief executive officer of the Company’s mortgage banking subsidiary remains under review.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

December 22, 2006	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Secretary, Treasurer and Chief Financial Officer

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